                                                                    EXHIBIT 23.1
                                                                    ------------



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-88140, 33-88142, 33-88144, 33-88146, 33-81011,
333-37359, 333-43185, and 333-47759) of JP Foodservice, Inc. and Form S-3
(No. 333-67553) of U.S. Foodservice (formerly JP Foodservice, Inc.) of our report dated August 2, 1996, except as to Note 16, which is as of September 10, 1996 and except as to the pooling of interests with Valley Industries, Inc. and with Squeri Food Service, Inc. which is as of November 14, 1996, which appears on page F-5 of U.S. Foodservice (formerly JP Foodservice, Inc.) on Form 10-K/A-2 for the year ended June 27, 1998.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Baltimore, Maryland
March 1, 1999